Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Digital Ally, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common Stock, $0.001 par value per share (2) (3)	Rule 457	(o)	—	—	$1,000,000	0.00011020	$110.2
Fees to be paid	Equity	Pre-Funded Warrants (3) (4)	—		—	—	—	—	—
Fees to be paid	Equity	Warrants (5)	—		—	—	—	—	—
Fees to be paid	Equity	Common Stock Underlying Pre-Funded Warrants (3) (4)	Rule 457	(o)	—	—	—	0.00011020	—
Fees to be paid	Equity	Common Stock Underlying Warrants (5)	Rule 457	(o)	—	—	$1,000,000	0.00011020	$110.2
Fees Previously Paid	—	—	—		—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—		—	—	—	—	—	—	—	—	—
Total Offering Amounts							$2,000,000	0.00011020	$220.4
Total Fees Previously Paid									—
Total Fee Offset									—
Net Fee Due									$220.4

(1)	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $1,000,000.

(4)	The registrant may issue pre-funded warrants to purchase common shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common shares are being sold to the public in this offering, minus $0.001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.001 per share (subject to adjustment as provided for therein).

(5)	As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act and based on an assumed per-share exercise price for the warrants of 100% of the public offering price of the common stock and pre-funded warrants; the proposed maximum aggregate offering price of the common stock and pre-funded warrants is $1,000,000.